EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HPEV, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 31, 2014, except as to Note 3, as to which the date is April 23, 2014 relating to our audit of the consolidated balance sheet of HPEV, Inc. (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. Our report dated March 31, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 28, 2014